Exhibit 5.1

February 13, 2013

General Growth Properties, Inc.,
          110 N. Wacker Drive,

Chicago, Illinois 60606.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 11,500,000 shares (the “Securities”) of 6.375% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share, of General Growth Properties, Inc., a Delaware corporation (the “Company”) and the shares of Common Stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Securities (the “Shares”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities have been validly issued, fully paid and nonassessable, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the certificates for the Securities conform to the specimen thereof examined by us and have been duly countersigned and registered by the registrar and transfer agent of the Securities, that the Shares will be duly registered by the transfer agent and registrar of the Common Stock, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to us under the heading “Validity of the Series A Preferred Stock” in the Prospectus Supplement, dated February 6, 2013,  to the Prospectus, dated June 27, 2012.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP